As filed with the Securities and Exchange Commission on November 15, 2006

Registration No. 333-101961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AmerUs Group Co.

(Exact name of registrant as specified in its charter)

Iowa (State or Other Jurisdiction of Incorporation or Organization)	42-1458424 (I.R.S. Employer Identification No.)

______________

699 Walnut Street

Des Moines, Iowa 50309-3948

(Address of principal executive offices)

All*AmerUs Supplemental Executive Retirement Plan

(Full title of the plan)

______________

Christopher J. Littlefield

Executive Vice President and General Counsel

AmerUs Group Co.

699 Walnut Street

Des Moines, Iowa 50309-3948

Tel.: (515) 362-3600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On December 18, 2002, AmerUs Group Co., an Iowa corporation (the "Company"), filed a registration statement on Form S-8 (No. 333-101961) (the "Registration Statement"), which registered $30,000,000 in deferred compensation obligations of the Company (the "Deferred Compensation Obligations") to be paid in common stock, no par value per share, of the Company (the "Common Stock"), pursuant to the All*AmerUs Supplemental Executive Retirement Plan (the "Plan").

On November 15, 2006 (the "Closing Date"), pursuant to an Agreement and Plan of Merger, dated as of July 12, 2006, among the Company, Aviva plc, a public limited company organized under the laws of England and Wales ("Aviva"), and Libra Acquisition Corporation, an Iowa corporation and a wholly owned subsidiary of Aviva ("Merger Sub"), Merger Sub merged with and into the Company (the "Merger"), with the Company surviving the Merger and continuing its existence as a wholly owned subsidiary of Aviva. On November 15, 2006, the Company filed a certification and notice of termination of registration on Form 15 with respect to the Common Stock.

As a result of the Merger, the Company has terminated all offerings of the Company's securities under the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all its securities reserved for issuance under the Plan which remain unissued on the Closing Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on November 15, 2006.

AmerUs Group Co.

By:          /s/ Brenda J. Cushing

Name:	Brenda J. Cushing
Title:	Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on November 15, 2006:

Signature	Title

/s/ Thomas C. Godlasky	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
Thomas C. Godlasky

/s/ Melinda S. Urion	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
Melinda S. Urion

/s/ Brenda J. Cushing	Senior Vice President and Controller (Principal Accounting Officer)
Brenda J. Cushing

/s/ Hans L. Carstensen III	Director
Hans L. Carstensen III

/s/ Philip Gordon Scott	Director
Philip Gordon Scott

/s/ Jeffery Jay Whitehead	Director
Jeffery Jay Whitehead